Exhibit 16.1
[ERNST & YOUNG LLP LETTERHEAD]
June 6, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Ladies and Gentlemen:
We have read Item 1 of Form 6-K dated June 6, 2011, of Teekay Offshore Partners L.P. and are in agreement with the statements contained in the sections entitled “Dismissal of previous independent registered public accounting firm” and “Letter of Ernst & Young LLP.” We have no basis on which to agree or disagree with other statements of the registrant contained therein.
Yours truly,

/s/ Ernst & Young LLP Chartered Accountants
Vancouver, Canada